As filed with the U.S. Securities and Exchange Commission on July 17, 2020

File No. 333-228682

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒

JOHN HANCOCK FUNDS III

(Exact Name of Registrant as Specified in Charter)

601 Congress Street

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 663-2999

(Registrant’s Area Code and Telephone Number)

Christopher (Kit) Sechler, Esq.

601 Congress Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service)

With copies to:

Mark P. Goshko, Esq.

K&L Gates LLP

One Lincoln Street

Boston, Massachusetts 02111

JOHN HANCOCK FUNDS III (“Registrant”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Notice of Special Meeting to Shareholders of Registrant

Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 485(b) under the Securities Act of 1933, as amended (“Securities Act”), on January 9, 2019, SEC accession number 0001133228-19- 000094.

Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 485(b) under the Securities Act of 1933, as amended (“Securities Act”), on January 9, 2019, SEC accession number 0001133228-19- 000094.

Part C — Other Information

Signature Page

Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on January 9, 2019: (i) the closing opinions and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary.

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JOHN HANCOCK FUNDS III

PART C

OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds III (the “Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-125838 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2019 (accession number 0001133228-19-004844), which information is incorporated herein by reference.

Item 16.	Exhibits.
1(a)	Amended and Restated Declaration of Trust dated January 22, 2016. – previously filed as exhibit 99.(a) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

2(a)	By-Laws of the Registrant dated June 9, 2005. – previously filed as exhibit 99.(b) to initial registration statement on Form N-1A, filed on June 15, 2005, accession number 0000898432-05-000492.

2(a)(1)	Amendment dated June 9, 2009 to the By-Laws dated June 9, 2005. – previously filed as exhibit 99.(b).(1) to post-effective amendment no. 19, filed on June 30, 2009, accession number 0000950123-09-018788.

2(a)(2)	Amendment dated August 31, 2010 to the By-Laws dated June 9, 2005. – previously filed as exhibit 99.(b).(2) to post-effective amendment no. 28 filed on November 5, 2010, accession number 0000950123-10-101104.

2(a)(3)	Amendment dated March 10, 2016 to the By-Laws dated June 9, 2005. – previously filed as exhibit 99.(b).(3) to post-effective amendment no. 66, filed on June 27, 2016 accession number 0001133228-16-010482.

3	Not applicable.

4	Agreement and Plan of Reorganization dated April 12, 2019. – filed herewith.

5	See Exhibits 1 and 2.

6(a)	Advisory Agreement dated January 1, 2014 (the “Advisory Agreement”) between the Registrant and John Hancock Investment Management LLC. – previously filed as exhibit 99.(d).(1) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(a)(1)	Amendment dated September 28, 2018 to the Advisory Agreement relating to John Hancock U.S. Quality Growth Fund (the “Fund”) – previously filed as exhibit 6(a)(1) to the registration statement on Form N-14 filed on January 9, 2019, accession number 0001133228-19-000094.
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6(a)(2)	Amendment dated September 21, 2018 to the Sub-Advisory Agreement between John Hancock Investment Management LLC and Wellington Management Company LLP with respect to the Fund. – previously filed as exhibit 6(a)(2) to the registration statement on Form N-14 filed on January 9, 2019, accession number 0001133228-19-000094.

7(a)	Distribution Agreement dated September 2, 2005 (“Distribution Agreement”) between the Registrant and John Hancock Investment Management Distributors LLC. – previously filed as exhibit 99.(e) to post-effective amendment no. 2, filed on September 2, 2005, accession number 0000898432-05-000776.

8	Not applicable.

9(a)	Master Custodian Agreement dated September 10, 2008 among the Registrant and State Street Bank and Trust Company. – previously filed as exhibit 99.(g) to post-effective amendment no. 26, filed on June 25, 2010, accession number 0000950123-10-061105.

9(a)(1)	Amendment dated October 1, 2015 to Master Custodian Agreement dated September 26, 2008 between John Hancock Mutual Funds and State Street Bank and Trust Company – previously filed as exhibit 99.(g).(1) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

10(a)(1)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class A Shares — previously filed as exhibit 99.(m).(3) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(a)(2)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class C Shares – previously filed as exhibit 99.(m).(5) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(a)(3)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 17, 2014, as amended December 8, 2016 (“18f-3 Plan”) for certain John Hancock Mutual Funds advised by John Hancock Investment Management LLC. – previously filed as exhibit 99.(n) to post-effective amendment no. 74, filed on June 27, 2017, accession number 0001133228-17-004191.

11	Opinion and Consent of K&L Gates LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on December 6, 2018, accession number 0001133228-18-006361.

12(a)	Opinion and Consent of K&L Gates LLP on the tax matters and consequences to shareholders of the reorganization (John Hancock Funds II, on behalf of its series, John Hancock U.S. Growth Fund) – filed herewith.

12(b)	Opinion and Consent of K&L Gates LLP supporting the tax matters and consequences to shareholders of the reorganization (John Hancock Funds III, on behalf of its series, John Hancock U.S. Quality Growth Fund) – filed herewith.

13(a)	Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit 99.(g).(1) to post-effective amendment no. 60, filed on March 27, 2015, accession number 0001133228-15-001315.
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13(a)(1)	Amendment dated June 10, 2015 to Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit 99.(g).(3) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

13(a)(3)	Amended and Restated Service Agreement dated June 25, 2014 among the Registrant and John Hancock Investment Management LLC. – previously filed as exhibit 99.(h).(1) to post-effective amendment no. 56, filed on August 25, 2014, accession number 0001133228-14-002929.

13(a)(4)	Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 (the “Restated Transfer Agency Agreement”) between John Hancock Mutual Funds advised by the John Hancock Investment Management LLC and John Hancock Signature Services, Inc. – previously filed as exhibit 99.(h).(7) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

13(a)(5)	Amendment dated October 1, 2013 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h).(8) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

13(a)(6)	Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).(9) to post-effective amendment no. 60, filed on March 27, 2015, accession number 0001133228-15-001315.

13(a)(7)	Amendment No.1 dated February 1, 2015 to Services Agreement dated March 3, 2014 between the Trust and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).(10) to post-effective amendment no. 60, filed on March 27, 2015, accession number 0001133228-15-001315.

13(a)(8)	Amendment dated June 15, 2015 to Services Agreement dated March 3, 2014, as amended, among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).(11) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

13(a)(9)	Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice dated March 28, 2019 by and between the Registrant and John Hancock Investment Management LLC – previously filed as exhibit 99.(h).(12) to post-effective amendment no. 84, filed on July 25, 2019, accession number 0001133228-19-004844.

14	Consent of PricewaterhouseCoopers LLP. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on January 9, 2019, accession number 0001133228-19-000094.

15	Not applicable.

16	Powers of Attorney. – previously filed as exhibit 16 to the registration statement on Form N-14 filed on December 6, 2018, accession number 0001133228-18-006361.

17	Form of Proxy Card. – previously filed as exhibit 17 to the registration statement on Form N-14 filed on December 6, 2018, accession number 0001133228-18-006361.
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Item 17. Undertakings

(1)       The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)       The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, John Hancock Funds III, has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 17th day of July 2020.

JOHN HANCOCK FUNDS III

By:	/s/ Andrew G. Arnott
Name: Andrew G. Arnott
Title: President and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Andrew G. Arnott	President and Trustee	July 17, 2020
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	July 17, 2020
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis*	Trustee	July 17, 2020
Charles L. Bardelis

/s/ James R. Boyle*	Trustee	July 17, 2020
James R. Boyle

/s/ Peter S. Burgess*	Trustee	July 17, 2020
Peter S. Burgess

/s/ William H. Cunningham*	Trustee	July 17, 2020
William H. Cunningham

/s/ Grace K. Fey*	Trustee	July 17, 2020
Grace K. Fey

/s/ Marianne Harrison*	Trustee	July 17, 2020
Marianne Harrison

/s/ Deborah C. Jackson*	Trustee	July 17, 2020
Deborah C. Jackson

/s/ Hassell H. McClellan*	Trustee	July 17, 2020
Hassell H. McClellan

/s/ James M. Oates*	Trustee	July 17, 2020
James M. Oates
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Signature	Title	Date

/s/ Steven R. Pruchansky*	Trustee	July 17, 2020
Steven R. Pruchansky

/s/ Gregory A. Russo*	Trustee	July 17, 2020
Gregory A. Russo

* By:	Power of Attorney

/s/ Ariel Ayanna
Ariel Ayanna
Attorney-In-Fact
*Pursuant to Power of Attorney previously filed with the Trust’s Registration Statement on Form N-14 filed on December 6, 2018, accession number 0001133228-18-006361.
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Exhibit Index

4	Agreement and Plan of Reorganization dated April 12, 2019.

12(a)	Opinion and Consent of K&L Gates LLP on tax matters (John Hancock Funds II, on behalf of its series, John Hancock U.S. Growth Fund)

12(b)	Opinion and Consent of K&L Gates LLP on tax matters (John Hancock Funds III, on behalf of its series, John Hancock U.S. Quality Growth Fund)
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